Exhibit 10.3
Non-Employee Director Compensation Package
Effective April 24, 2008
Initial Compensation — Restricted Stock Grant
$100,000 of restricted stock based on fair market value at grant (that is, $100,000 divided by the closing price = the number of shares)
•	Vesting ratably over a three-year period on each annual anniversary of the date of grant

•	Date of grant is date of election to the Board or first day of the next open trading window if the date of election occurs during a closed-window period.
Annual Compensation
Stipend — $60,000
Audit Committee Chair and Compensation Committee Chair Fee — $15,000
Governance & Nominating Committee and Finance Committee Chair Fee — $10,000
Lead Director Fee— $25,000
Annual Restricted Stock Grant — $75,000 of stock (at time of grant), vesting ratably over a three-year period on each annual anniversary of the date of grant, issued annually on date of annual shareholders’ meeting or on the first day of next open trading window, in the event that the annual shareholders’ meeting occurs during a closed-window period.
Reimburse director for cost of purchasing a Life Time Fitness “family” Athletic membership
Terms
Restricted stock will be granted under the Life Time Fitness 2004 Long-Term Incentive Plan or such other equity compensation plan as in effect from time to time.
Stipend, Committee Chair and Lead Director fees to be paid in cash quarterly after the end of each calendar quarter, in arrears (pro-rated for any partial periods).